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                                                                   EXHIBIT 99.2


                               [METROCALL LOGO]


FOR IMMEDIATE RELEASE:
WEDNESDAY, OCTOBER 9, 2002

Metrocall Contact:
Timothy J. Dietz
Director, Corporate Communications
& Investor Relations
(703) 660-6677x6231
dietzt@metrocall.com

                     METROCALL ANNOUNCES CONSUMMATION OF
                 REORGANIZATION, EXITS PROCESS WITH IMPROVED
                    FINANCIAL AND ORGANIZATIONAL STRUCTURE

         Alexandria, VA, Wednesday, October 9, 2002 - Metrocall, Inc., one of the nation's largest narrowband wireless data and messaging companies, today announced that its Plan of Reorganization (The Plan), which was confirmed by the United States Bankruptcy Court on September 26, 2002, became effective yesterday, October 8, 2002. This formal exit from the Chapter 11 process marks the completion of Metrocall's corporate and financial restructuring and coincides with the consummation of the pre-negotiated terms of the Plan, including the issuance of 1 million new common shares of Metrocall Holdings, Inc. (Holdings), which will be traded under the ticker symbol MTOHV on the Over-The-Counter Market.

         "We are pleased to have completed our financial restructuring process and look forward to continuing our 37-year tradition of providing reliable wireless communications services to the mobile public," said William L. Collins III, Metrocall's Chairman and Chief Executive Officer. "The successful completion of this reorganization is due to the commitment and hard work of our employees and the confidence placed in us by our more than four million wireless subscribers nationally. Their support is greatly appreciated."

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         Vincent D. Kelly, Metrocall's Chief Operating and Chief Financial
Officer, added, "We are happy to have our pre-negotiated, consensual financial restructuring behind us. We look forward to moving into the next phase of our business strategy, providing cost effective, reliable communications products and services to our customers backed up by the lowest financial leverage relative to cash flow in our industry." Kelly continued, "The organizational adjustments which enabled us to operate our wireless networks seamlessly, and quickly conclude our restructuring without the need for debtor-in-possession financing, has strengthened our ability to compete moving forward."

         Metrocall will continue to focus on its traditional subscriber base, emphasizing business development and retention of small business, government, healthcare and corporate customers.

         Under the terms of the Plan, Metrocall's prior senior secured debt of $133 million has been satisfied and discharged by (i) a new $60 million secured term note issued by Holdings' reorganized operating subsidiary, (ii) a new $20 million paid-in-kind note issued by Holdings, (iii) 5.3 million shares of new preferred stock having a $53 million initial liquidation preference to be issued by Holdings and (iv) 42% of the new common stock of Holdings (subject to dilution of up to 7% for options that may be granted to employees and directors under a new stock option plan). Metrocall's general unsecured creditors' claims, totaling approximately $751 million, including the holders of prior unsecured public notes, have been satisfied and discharged by pro rata distributions of (i) 500,000 shares of new preferred stock of Holdings having a $5 million initial liquidation preference and (ii) 58% of the new common stock (also subject to dilution of up to 7% for the aforementioned stock option plan). Pursuant to the Plan, ninety-five percent of the total voting rights of Holdings are with the preferred stock until such stock is fully redeemed. General unsecured creditors of Holdings' wholly owned subsidiaries will receive payment of 100% of the principal amount of their allowed claims. The former equity holders of Metrocall, Inc., will receive no distributions and their stock and options have been canceled.

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         Shares of Metrocall Holdings, Inc. Common Stock will be listed on the
Over-The-Counter Market under the symbol MTOHV with CUSIP number 59164X 10 5. Metrocall Holdings, Inc., Class-A Preferred stock will trade under the symbol MTOPV with CUSIP number 59164X 20 4.

ABOUT METROCALL, INC.

         Metrocall, Inc. headquartered in Alexandria, Virginia, is one of the largest narrowband wireless data and messaging companies in the United States, providing both products and services to over four million business and individual subscribers. Metrocall was founded in 1965 and currently employs approximately 2,000 people nationwide. The company currently offers two-way interactive messaging, wireless e-mail and Internet connectivity, cellular and digital PCS phones, as well as one-way messaging services. Metrocall operates on multiple nationwide, regional and local networks. Also, Metrocall offers integrated resource management systems and communications solutions for business and campus environments. For more information on Metrocall please visit our Web site and on-line store at www.Metrocall.com or call 800-800-2337.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 This press release includes "forward-looking statements," within the meaning of the federal securities laws, that involve uncertainties and risks. These include statements regarding events or developments that Metrocall expects or anticipates will occur in the future, such as statements about Metrocall's plans to address a restructuring of Metrocall's balance sheet. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. Business Risks include the possibility that two-way service may lack vendor support, quantity and quality. Please refer to Metrocall's most recent annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.